EXHIBIT 99.1

First Citizens Reports Earnings for Second Quarter 2011

RALEIGH, N.C., Aug. 8, 2011 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending June 30, 2011, of $21.3 million, compared to $28.6 million for the corresponding period of 2010, according to Frank B. Holding Jr., chairman of the board. The decrease in net income in 2011 was the result of higher provision for covered loan and lease losses and lower noninterest income partially offset by increased net interest income.

Per share income for the second quarter 2011 totaled $2.04, compared to $2.74 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.41 percent and an annualized return on average equity of 4.74 percent, compared to respective returns of 0.54 percent and 6.83 percent for the same period of 2010.

For the six-month period ending June 30, 2011, net income equaled $84.0 million, compared to $135.2 million for the corresponding period of 2010. Earnings for 2011 included an acquisition gain of $65.0 million resulting from an FDIC-assisted transaction involving United Western Bank of Denver, Colorado, while 2010 included gains totaling $136.0 million from FDIC-assisted transactions involving the assets and liabilities of First Regional Bank of Los Angeles, California, and Sun American Bank of Boca Raton, Florida. The after-tax impact of the 2011 gain was $39.5 million, compared to after-tax gains of $82.7 million during 2010. The additional reduction in 2011 net income was caused by higher provision for covered loan and lease losses and lower noninterest income partially offset by higher net interest income.

The general level and comparability of BancShares' results of operations for 2011 and 2010 are affected by the FDIC-assisted transactions. Acquisition gains are recorded at the date of the transaction and result from the difference between the estimated fair values of acquired assets and assumed liabilities. Various post-acquisition adjustments to the carrying value of acquired assets have a significant impact on net interest income, provision for loan and lease losses and noninterest income. Accretable fair value discounts recorded on acquired loans are included in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality improves subsequent to the acquisition date, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and are recognized as interest income over the remaining life of the loan. For loans covered under FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from improvement or deterioration is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.

2011 HIGHLIGHTS

  Second quarter and year-to-date net interest income equaled $207.4 million and $411.4 million respectively, up 25.8 percent and 30.2 percent over 2010.

  Average loans and leases for the second quarter of 2011, including those acquired in FDIC-assisted transactions, declined $174.7 million, or 1.2 percent, from the second quarter of 2010.

  Average interest-bearing liabilities, including those assumed in FDIC-assisted transactions, decreased $579.9 million, or 3.7 percent, from the second quarter of 2010 to the second quarter of 2011.

  Second quarter 2011 earnings were influenced by several significant items arising from the FDIC-assisted transactions, including $41.2 million of provision for loan and lease losses, $71.1 million in interest income from accretion of fair value discounts including discounts related to unscheduled repayments and $13.7 million of charges to noninterest income arising from adjustments to the FDIC receivable.

  Second quarter 2010 earnings also included various items arising from FDIC-assisted transactions:  $16.6 million of provision for loan and lease losses, $10.1 million in interest income from accretion of fair value discounts and $12.9 million of credits to noninterest income arising from adjustments to the FDIC receivable.

  Year-to-date 2011 earnings included various items arising from the FDIC-assisted transactions: a $65.0 million acquisition gain, $73.8 million of provision for loan and lease losses, $122.8 million in interest income from accretion of fair value discounts including discounts related to unscheduled repayments and $24.1 million of charges to noninterest income arising from adjustments to the FDIC receivable.

  Year-to-date 2010 earnings also included various items arising from FDIC-assisted transactions: $136.0 million in acquisition gains, $19.9 million of provision for loan and lease losses, $12.2 million in interest income from accretion of fair value discounts and $15.5 million of credits to noninterest income arising from adjustments to the FDIC receivable.

  Net charge-offs on noncovered loans equaled $10.1 million, or 0.35 percent of average noncovered loans during the second quarter of 2011, down 19.4 percent from the second quarter 2010. Year-to-date 2011 net charge-offs on noncovered loans totaled $20.5 million, or 0.36 percent of average noncovered loans, down 21.5 percent from year-to-date 2010.

  Second quarter 2011 noninterest income declined $26.0 million, or 28.0 percent, and year-to-date noninterest income fell $106.8 million, or 35.1 percent, primarily from reduced adjustments to the FDIC receivable for post-acquisition changes in covered assets and lower acquisition gains.

NET INTEREST INCOME

Net interest income totaled $207.4 million during the second quarter of 2011, an increase of $42.5 million, or 25.8 percent, from the second quarter of 2010. The taxable-equivalent net yield on interest-earning assets equaled 4.46 percent for the second quarter of 2011, up 92 basis points from the 3.54 percent recorded for the second quarter of 2010. Higher current year net interest income and net yield on interest-earning assets was attributable to accretion of discounts on acquired loans, favorable changes in deposit costs and the positive impact of yields and rates on acquired loans and assumed deposits.

Net interest income for the second quarter of 2011 included $71.1 million of accretion income, of which, $43.7 million related to unscheduled repayments and various other post-acquisition events. No unscheduled accretion was recognized during the second quarter of 2010. Without the benefit of discount accretion relating to unscheduled events, the second quarter taxable-equivalent loan yield would have been 125 basis points lower; the taxable-equivalent yield on interest-earning assets would have been 93 basis points lower; and the taxable-equivalent net yield on interest earning assets would have been 94 basis points lower. Excluding accretion income, the taxable-equivalent net yield on interest-earning assets during the second quarter of 2010 equaled 3.54 percent, 2 basis points higher than the second quarter of 2011.

Net interest income for the six months ended June 30, 2011 included $122.8 million of accretion income, of which, $73.0 million related to unscheduled repayments and various other post-acquisition events. No unscheduled accretion was recognized during the six months ended June 30, 2010. Without the benefit of the accretion of the discount relating to unscheduled events, the second quarter taxable-equivalent loan yield would have been 105 basis points lower; the taxable-equivalent yield on interest-earning assets would have been 78 basis points lower; and the taxable-equivalent net yield on interest earning assets would have been 78 basis points lower.  Excluding accretion income, the taxable-equivalent net yield on interest-earning assets for the six-months ended June 30, 2010, equaled 3.54 percent, 9 basis points lower than the comparable period of 2011.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses recorded during the second quarter of 2011 equaled $54.0 million, compared to $31.8 million during the second quarter of 2010. Of the $22.2 million increase, $24.6 million was caused by higher levels of post-acquisition deterioration of acquired loans covered by loss share agreements offset by a $2.4 million reduction for loans not covered by FDIC loss share agreements.

During the six months of 2011, the provision for loan and lease losses equaled $98.4 million, an increase of $49.6 million, or 101.8 percent, from the same period of 2010. The 2011 increase resulted from $53.9 million of post-acquisition deterioration of covered loans and a $5.5 million reduction in net charge-offs on noncovered loans when compared to the same period of 2010.

NONINTEREST INCOME

Noninterest income for the second quarter of 2011 equaled $66.6 million, compared to $92.6 million in the same period of 2010. This reduction of $26.0 million was primarily the result of a reduction in income from adjustments to the FDIC receivable.

During the first six months of 2011, noninterest income amounted to $197.7 million, compared to $304.6 million during the same period of 2010. The majority of the $106.8 million decrease during 2011 is due to $71.0 million in higher acquisition gains recognized in conjunction with FDIC-assisted transactions in 2010 when compared to 2011 as well as a $39.7 million reduction in income from adjustments to the FDIC receivable. A net post-acquisition improvement in covered assets during 2011 triggered reductions in the FDIC receivable, which were recorded with a corresponding $24.1 million reduction to noninterest income. During 2010, net post-acquisition deterioration in covered assets caused increases in the FDIC receivable, which were recorded with a corresponding $15.5 million increase to noninterest income.

NONINTEREST EXPENSE

Noninterest expense increased $5.7 million, or 3.1 percent, to $187.5 million in the second quarter of 2011, compared to $181.8 million in the second quarter of 2010 as a result of increases in personnel costs, hardware and software expense and external processing expenses offset by a reduction in FDIC deposit insurance expense.

Noninterest expense equaled $377.5 million for the first six months of 2011, a $22.8 million, or 6.4 percent, increase over the $354.7 million recorded during the same period of 2010. This increase was caused primarily by higher personnel costs, hardware and software maintenance, foreclosure, loan collection and external processing costs.

NONPERFORMING ASSETS

At June 30, 2011, nonperforming assets amounted to $689.2 million, or 4.9 percent of total loans and leases plus other real estate owned (OREO), compared to $560.1 million, or 4.1 percent, at December 31, 2010, and $519.2 million, or 3.7 percent, at June 30, 2010.

Of the $689.2 million in nonperforming assets at June 30, 2011, $479.8 million is covered by FDIC loss share agreements that provide significant loss protection. Both the $129.1 million increase from December 31, 2010, and $170.1 million increase from June 30, 2010, are attributable to nonperforming assets arising from the FDIC-assisted transactions in addition to smaller increases in noncovered assets.

Nonperforming assets not covered by loss share agreements amounted to $209.4 million as of June 30, 2011, or 1.8 percent of noncovered loans and leases plus OREO compared to $196.7 million, or 1.7 percent, at December 31, 2010, and $156.6 million, or 1.3 percent, at June 30, 2010. The $52.8 million increase in noncovered nonperforming assets since June 30, 2010, was due to restructured loans and weak economic conditions causing higher levels of defaults.

Restructured loans on accrual status not covered by loss share agreements equaled $86.9 million at June 30, 2011, compared to $65.0 million at December 31, 2010, and $36.6 million at June 30, 2010. Total covered and noncovered restructured loans as of June 30, 2011, equaled $222.1 million, $148.8 million of which are accruing and $73.3 million of which are nonaccrual. Restructured loans result from modifications selectively provided to customers experiencing cash flow difficulties in an effort to assist them in remaining current on their debt obligations.

OREO not covered by loss share agreements totaled $49.0 million at June 30, 2010, compared to $52.8 million at December 31, 2010, and $46.8 million at June 30, 2010. A significant portion of the OREO not covered by loss share agreements relates to real estate exposures in the Atlanta, Georgia, and southwest Florida markets arising from residential construction activities. Both markets have experienced significant over-development that has resulted in extremely weak sales of new residential units and significant declines in property values. Once acquired, OREO is periodically reviewed to ensure that the fair value of the property supports the carrying value, with write downs recorded when necessary.

CAPITAL

First Citizens BancShares remains well-capitalized with a tier 1 leverage capital ratio of 9.50 percent at June 30, 2011, up 60 basis points from June 30, 2010, despite the January 2011 United Western Bank transaction. Both the total risk-based capital and tier 1 risk-based capital ratios increased from June 30, 2010, to levels of 17.27 percent and 15.38 percent at June 30, 2011, respectively.

ABOUT FIRST CITIZENS BANCSHARES

BancShares is the financial holding company for First Citizens Bank. First Citizens Bank and its IronStone Bank division provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 442 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended June 30		Six Months Ended June 30
(thousands, except share data; unaudited)	2011	2010	2011	2010
Interest income	$ 245,604	$ 217,435	$ 490,804	$ 418,135
Interest expense	38,229	52,573	79,442	102,237
Net interest income	207,375	164,862	411,362	315,898
Provision for loan and lease losses	53,977	31,826	98,396	48,756
Net interest income after provision for loan and lease losses	153,398	133,036	312,966	267,142
Gain on acquisitions	--	--	64,984	136,000
Other noninterest income	66,649	92,622	132,755	168,571
Noninterest expense	187,482	181,776	377,510	354,726
Income before income taxes	32,565	43,882	133,195	216,987
Income taxes	11,265	15,280	49,216	81,774
Net income	$ 21,300	$ 28,602	$ 83,979	$ 135,213
Taxable-equivalent net interest income	$ 208,301	$ 165,937	$ 413,240	$ 318,013
Net income per share	$ 2.04	$ 2.74	$ 8.05	$ 12.96
Cash dividends per share	0.30	0.30	0.60	0.60
Profitability Information (annualized)
Return on average assets	0.41%	0.54%	0.80%	1.33%
Return on average equity	4.74	6.83	9.53	16.71
Taxable-equivalent net yield on interest-earning assets	4.46	3.54	4.41	3.54
CONDENSED BALANCE SHEETS
		June 30	December 31	June 30
(thousands, except share data; unaudited)		2011	2010	2010
Assets
Cash and due from banks		$ 537,717	$ 460,178	$ 625,857
Investment securities		4,016,339	4,512,608	3,771,861
Loans covered by FDIC loss share agreements		2,399,738	2,007,452	2,367,090
Loans and leases not covered by FDIC loss share agreements		11,528,854	11,480,577	11,622,494
Allowance for loan and lease losses		(250,050)	(227,765)	(188,169)
Receivable from FDIC for loss share agreements		522,507	623,261	692,242
Other assets		2,266,545	1,950,348	2,214,394
Total assets		$ 21,021,650	$ 20,806,659	$ 21,105,769
Liabilities and shareholders' equity
Deposits		$ 17,662,966	$ 17,635,266	$ 17,787,241
Other liabilities		1,548,495	1,438,431	1,623,164
Shareholders' equity		1,810,189	1,732,962	1,695,364
Total liabilities and shareholders' equity		$ 21,021,650	$ 20,806,659	$ 21,105,769
Book value per share		$ 174.11	$ 166.08	$ 162.28
SELECTED AVERAGE BALANCES
	Three Months Ended June 30		Six Months Ended June 30
(thousands, except shares outstanding; unaudited)	2011	2010	2011	2010
Total assets	$ 21,042,081	$ 21,222,673	$ 21,212,600	$ 20,550,439
Investment securities	4,162,397	3,732,320	4,364,180	3,398,135
Loans and leases	14,028,109	14,202,809	13,966,406	13,953,897
Interest-earning assets	18,742,282	18,778,108	18,903,914	18,103,265
Deposits	17,678,210	17,881,444	17,870,861	17,232,348
Interest-bearing liabilities	15,018,805	15,598,726	15,279,695	15,099,410
Shareholders' equity	$ 1,803,385	$ 1,679,837	$ 1,776,131	$ 1,631,756
Shares outstanding	10,422,857	10,434,453	10,428,623	10,434,453
CAPITAL INFORMATION
		June 30	December 31	June 30
(dollars in thousands; unaudited)		2011	2010	2010
Tier 1 capital		$ 2,006,394	$ 1,935,559	$ 1,878,251
Total capital		2,253,087	2,206,890	2,151,196
Risk-weighted assets		13,047,232	13,021,521	13,172,870
Tier 1 capital ratio		15.38%	14.86%	14.26%
Total capital ratio		17.27	16.95	16.33
Leverage capital ratio		9.50	9.18	8.90

ASSET QUALITY DISCLOSURES

	2011		2010			Six months ended June 30
	Second	First	Fourth	Third	Second
(dollars in thousands; unaudited)	Quarter	Quarter	Quarter	Quarter	Quarter	2011	2010

Allowance for loan and lease losses at beginning of period	$ 232,597	$ 227,765	$ 218,046	$ 188,169	$ 176,273	$ 227,765	$ 172,282
Adjustment resulting from adoption of change in accounting for QSPEs and controlling financial interests effective January 1, 2010	--	--	--	--	--	--	681
Provision for loan and lease losses:
Covered by loss share agreements	41,196	32,557	24,411	42,597	16,554	73,753	19,864
Not covered by loss share agreements	12,781	11,862	10,480	17,276	15,272	24,643	28,892
Net charge-offs of loans and leases:
Charge-offs	(38,222)	(39,637)	(27,134)	(31,172)	(21,744)	(77,859)	(36,602)
Recoveries	1,698	50	1,962	1,176	1,814	1,748	3,052
Net charge-offs of loans and leases	(36,524)	(39,587)	(25,172)	(29,996)	(19,930)	(76,111)	(33,550)
Allowance for loan and lease losses at end of period	$ 250,050	$ 232,597	$ 227,765	$ 218,046	$ 188,169	$ 250,050	$ 188,169
Allowance for loan and lease losses at end of period allocated to loans and leases:
Covered by loss share agreements	$ 69,435	$ 54,629	$ 51,248	$ 43,028	$ 16,006	$ 69,435	$ 16,006
Not covered by loss share agreements	180,615	177,968	176,517	175,018	172,163	180,615	172,163
Allowance for loan and lease losses at end of period	$ 250,050	$ 232,597	$ 227,765	$ 218,046	$ 188,169	$ 250,050	$ 188,169
Detail of net charge-offs of loans and leases:
Covered by loss share agreements	$ 26,393	$ 29,176	$ 16,192	$ 15,575	$ 7,358	$ 55,569	$ 7,358
Not covered by loss share agreements	10,134	10,411	8,980	14,421	12,572	20,545	26,192
Total net charge-offs	$ 36,527	$ 39,587	$ 25,172	$ 29,996	$ 19,930	$ 76,114	$ 33,550
Reserve for unfunded commitments	$ 7,854	$ 7,512	$ 7,246	$ 7,623	$ 7,414	$ 7,854	$ 7,414
Average loans and leases:
Covered by loss share agreements	2,490,964	2,464,277	2,096,312	2,257,888	2,502,756	2,461,115	2,278,198
Not covered by loss share agreements	11,537,145	11,439,777	11,544,750	11,659,390	11,700,053	11,505,291	11,675,699
Loans and leases at period-end:
Covered by loss sharing agreements	2,399,738	2,628,409	2,007,452	2,222,660	2,367,090	2,399,738	2,367,090
Not covered by loss sharing agreements	11,528,854	11,425,312	11,480,577	11,545,309	11,622,494	11,528,854	11,622,494
Risk Elements
Nonaccrual loans and leases:
Covered by loss share agreements	$ 267,333	$ 223,617	$ 194,315	$ 264,653	$ 218,007	$ 267,333	$ 218,007
Not covered by loss share agreements	73,441	79,856	78,814	84,753	73,179	73,441	73,179
Other real estate:
Covered by loss share agreements	150,636	137,479	112,748	99,843	98,416	150,636	98,416
Not covered by loss share agreements	49,028	49,584	52,842	47,524	46,763	49,028	46,763
Troubled debt restructurings:
Covered by loss share agreements	61,880	44,603	56,398	65,417	46,155	61,880	46,155
Not covered by loss share agreements	86,929	77,376	64,995	53,374	36,644	86,929	36,644
Total nonperforming assets	$ 689,247	$ 612,515	$ 560,112	$ 615,564	$ 519,164	$ 689,247	$ 519,164
Nonperforming assets covered by loss share agreements	$ 479,849	$ 405,699	$ 363,461	$ 429,913	$ 362,578	$ 479,849	$ 362,578
Nonperforming assets not covered by loss share agreements	209,398	206,816	196,651	185,651	156,586	209,398	156,586
Total nonperforming assets	$ 689,247	$ 612,515	$ 560,112	$ 615,564	$ 519,164	$ 689,247	$ 519,164
Ratios
Net charge-offs (annualized) to average loans and leases:
Covered by loss share agreements	4.25%	4.80%	3.13%	2.80%	1.19%	4.55%	0.65%
Not covered by loss share agreements	0.35	0.37	0.31	0.49	0.43	0.36	0.45
Allowance for loan and lease losses to total loans and leases:
Covered by loss share agreements	2.89	2.08	2.55	1.94	0.68	2.89	0.68
Not covered by loss share agreements	1.57	1.56	1.54	1.52	1.48	1.57	1.48
Nonperforming assets to total loans and leases plus other real estate:
Covered by loss share agreements	18.81	14.67	17.14	18.51	14.71	18.81	14.71
Not covered by loss share agreements	1.81	1.80	1.71	1.60	1.34	1.81	1.34
Total	4.88	4.30	4.10	4.42	3.67	4.88	3.67
CONTACT: Barbara Thompson
         First Citizens BancShares
         (919) 716-2716